Exhibit 99.1

RELEASE DATE: January 19, 2005

FASTENAL COMPANY REPORTS FOURTH QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the twelve months and the quarter ended December 31, 2004. Dollar amounts are in thousands.

Net sales for the year ended December 31, 2004 totaled $1,238,492, an increase of 24.5% over net sales of $994,928 in 2003. Net earnings increased from $84,120 in 2003 to $130,989 in 2004, an increase of 55.7%. Basic earnings per share increased from $1.11 to $1.73 for the comparable periods.

Net sales for the three-month period ended December 31, 2004 totaled $318,465, an increase of 26.6% over net sales of $251,643 in the fourth quarter of 2003. Net earnings increased from $19,890 in the fourth quarter of 2003 to $33,269 in the fourth quarter of 2004, an increase of 67.3%. Earnings per share increased from $.26 to $.44 for the comparable periods.

During 2004, Fastenal opened 219 new store sites. The 219 new sites represent an increase of 16.7% since December 31, 2003. There were 5,502 site employees as of December 31, 2004, an increase of 14.2% from December 31, 2003.

Management’s comments on 2004:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

The twelve months of 2001, 2002, 2003, and 2004, excluding the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	4.8%	1.0%	-0.5%	1.4%
2002	2.7%	4.8%	6.0%	9.3%	9.4%	11.0%	8.7%	10.4%	12.5%	13.3%	17.9%	11.6%
2003	13.3%	10.3%	14.5%	9.9%	9.5%	8.5%	11.0%	11.4%	10.8%	13.9%	14.5%	16.9%
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%	27.6%	25.0%	27.4%

The twelve months of 2001, 2002, 2003, and 2004, including the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	8.7%	4.1%	2.5%	5.1%
2002	5.6%	7.1%	8.9%	12.0%	12.3%	13.7%	11.6%	13.1%	11.0%	10.2%	14.3%	7.8%
2003	10.2%	7.9%	11.5%	7.2%	6.7%	6.0%	8.2%	8.8%	8.4%	13.7%	14.5%	16.9%
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%	27.6%	25.0%	27.4%

The first table reflects growth rates of Fastenal excluding $16,974 and $8,526 of DIY Business net sales from January 1, 2002 to October 3, 2002 and from August 31, 2001 to December 31, 2001, respectively (the period of time the DIY Business was owned). Management has included the first table above because we believe it provides a consistent presentation of the growth rates of the organic store-based business and ongoing operations before, during, and after the period in which the DIY Business was owned and operated.

The daily sales growth rates in the first table above represent several trends. The first being a downward trend in the first eleven months of 2001, which reflected the overall weakening of the industrial economy we service in North America. This trend reversed itself from December 2001 to June 2002; this was partly due to changing comparisons in the prior year and partly due to stronger month-to-month (i.e. April to May and May to June) growth rates compared to 2001.

During July 2002, the daily sales growth rate decreased, began to improve again in August 2002 through November 2002, and slipped in December 2002, the final month of the year. The first six months of 2003 continued the choppy trend in net sales growth experienced in the second half of 2002, while the July 2003 to December 2004 time frame represents initial stabilization and improvement in the growth rates. The choppy trend, which the Company experienced from July 2002 until June 2003, reflects the alternating strengthening and weakening in the industrial economy during that period, while the July 2003 to December 2004 improvement reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the CSP initiative (as discussed below). See also the impact of price increases included in the gross profit discussion below.

Gross profit margins in the 2004 and 2003 were 50.4% and 49.2%, respectively. The gross profit margins were 50.3%, 50.7%, 50.2%, and 50.4% in the first, second, third, and fourth quarters of 2004, respectively. The comparable percentages in 2003 were 49.5%, 49.5%, 49.0%, and 48.7%, respectively. The largest impact to Fastenal’s gross profit margin relates to the impact of rising steel prices. As a reseller of industrial products, primarily steel-based industrial products, Fastenal has been forced to increase its selling prices. These increases resulted in approximately 3.0% to 4.0% of additional sales dollars in 2004. To date, the increases relate primarily to CSP (defined below) products, to changes in our wholesale (or list) pricing, and, to a lesser degree, increases in the selling prices to our key account customers; the latter being less immediate. The short-term gross profit margin benefited from these changes as the increased cost of new inventory, still on the shelf, is included in ending inventory, and is relieved through cost of goods over the three to six month ‘turn’ period between purchase and sale of the product. Some of this short-term benefit has been eliminated during 2004; however, Fastenal’s ability to continue raising its prices in reaction to inbound product cost increases should allow us to retain some of the increased gross profit margin. The second factor impacting gross profit margins relates to the strength in our fastener product line in the current economy. This product line enjoys the highest gross profit margin percentage. The third impact is related to vendor incentive programs, including vendor freight allowances, early payment discounts, and rebates. The fourth impact is related to improvements in freight costs, primarily inbound. The fifth factor relates to the benefit of inventory depth discussed below. The strengthening economy and the related increase in selling activity have continued to positively impact these last two items. We expect the impact of the current economic activity to continue impacting our growth rates and the strength in our fastener business. This should allow us to maintain a portion of the improvements related to the first two factors, and should allow us to maintain most of the improvements related to vendor incentives, freight costs, and inventory depth.

Operating and administrative expenses in 2004 grew at a rate of 17.8%, a rate less than the net sales growth rate of 24.5% discussed above. This was primarily due to the tight management of employee numbers throughout the organization in all of 2003 and 2004. As discussed in our 2003 annual report, payroll and related expenses have historically represented approximately 70% of operating and administrative expenses. Effective management of this expense allows us to leverage the sales growth more effectively. We will continue to manage headcount in a similar fashion and expect to maintain most of the labor efficiency.

The income tax rate was approximately 37.1% in 2004, versus 38.3% in 2003. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate. During 2004, Fastenal reached an agreement with several of these jurisdictions regarding open tax matters. This resulted in an adjustment to the tax contingency reserve recorded in our financials statements. This benefit was realized during the fourth quarter of 2004. Absent this adjustment, our effective income tax rate in 2004 would have been approximately 38.0%, a rate we expect to continue in 2005.

Historically, the Company’s long-term goal has been to continue opening approximately 10% to 15% new stores each year (calculated on the ending number of stores in the previous year). In July 2004, the Company increased this range to 13% to 18% (calculated on the same base as above) in response to the current economic strength we are experiencing. The Company operated 1,533 stores as of December 31, 2004; therefore the expected range of store openings in 2005 would be 200 to 275 new stores (13% to 18% openings). The Company opened 219 stores in 2004 (or an increase over December 31, 2003 of 16.7%), 151 new stores in 2003 (or an increase over December 31, 2002 of 12.9%) and 144 new store sites in 2002 (or an increase over December 31, 2001 of 14.0%). While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs do impact the Company’s ability to leverage earnings. As disclosed in the past, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In addition to the planned store expansion, we continued our ‘customer service project’ (or CSP) in 2004. The goals of this project include the expansion of the products stocked at each store site as well as a more consistent display theme at each of these store sites. On December 31, 2004, 1,377 (or approximately 90%) of Fastenal’s stores were operating with the CSP layout and product selection.

The Company’s inventory grew approximately $74 million in 2004 (or 31.8% above the $233 million of inventory on December 31, 2003). The growth was primarily driven by four factors. The first factor relates to the growth of the Company’s sales, and the inventory necessary to support the business. The second factor relates to the aforementioned price inflation on inbound product; this resulted in approximately $13 million of additional inventory. The third factor relates to the combined impact of the number of store locations opened (new stores) and the number of existing stores converted to the CSP format (converted stores). Combined, the new stores and converted stores resulted in approximately $19 million of additional inventory. The final factor relates to expansion of our manufacturer direct purchasing. Inventory purchased in this fashion turns slower than if purchased thru other suppliers, and resulted in approximately $23 million of additional inventory. While the inventory growth has impacted the Company’s working capital model, the added depth of inventory allowed the Company to avoid certain ‘fill in’ buys during the year. These ‘fill in’ buys, while a necessary component of our supply chain, are typically at a premium and adversely impact gross margins. The Company expects the factors cited above will cause inventory to grow in 2005.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis (except the sales for the third month of a quarter). This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding retaining a portion of the gross profit margin improvements, continuation of the improvements in vendor incentives and inbound freight costs, management of headcount and labor efficiency, the expected tax rate in 2005, increases in selling locations, the time it typically takes a new store to achieve profitability, the timeline for altering planned store openings, and the expectation inventory will grow in 2005. A change in the inbound inventory costs, from that currently being experienced, or the inability to increase selling prices, could cause gross profit margins to decline, a change from expected buying patterns could cause vendor incentives and inbound freight to be negatively impacted, a change in the economy, from that currently being experienced, could cause inbound inventory costs, vendor incentives, inbound freight, and the store openings to change from that expected, a change in the (1) overall business, (2) pricing pressure, (3) rate of new store openings, (4) continued conversion of existing stores to the CSP format, or (5) manufacturer direct purchasing could cause inventory to grow by a greater or lesser amount, changes in the management of headcount, and in sales growth and store openings, could impact the labor efficiency, and changes in the geographic source of income and/or the results of tax examinations could cause the actual tax rate to differ from the expected tax rate. A discussion of other risks and uncertainties is included in the Company’s 2003 annual and 2004 quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	December 31,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$33,503	49,750
Marketable securities	5,496	21,142
Trade accounts receivable, net of allowance for doubtful accounts of $5,181 and $4,070, respectively	162,500	128,756
Inventories	307,333	232,884
Deferred income tax asset	6,494	4,154
Other current assets	22,740	17,446
Refundable income taxes	—	64

Total current assets	538,066	454,196

Marketable securities	35,468	24,725
Property and equipment, less accumulated depreciation	193,446	169,553
Other assets, less accumulated amortization	3,254	3,069

Total assets	$770,234	651,543

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$39,276	40,124
Accrued expenses	31,633	20,817
Income taxes payable	274	—

Total current liabilities	71,183	60,941

Deferred income tax liability	14,682	13,862

Stockholders’ equity:
Preferred stock	—	—
Common stock, 100,000,000 shares authorized 75,877,376 shares issued and outstanding	759	759
Additional paid-in capital	13,693	9,445
Retained earnings	662,517	561,878
Accumulated other comprehensive income	7,400	4,658

Total stockholders’ equity	684,369	576,740

Total liabilities and stockholders’ equity	$770,234	651,543

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	Year ended December 31,		Three months ended December 31,
	2004	2003	2004	2003
Net sales	$1,238,492	994,928	318,465	251,643

Cost of sales	614,159	505,861	157,878	129,154

Gross profit	624,333	489,067	160,587	122,489

Operating and administrative expenses	416,524	353,613	110,063	90,456
Loss on sale of property and equipment	652	317	88	125

Operating income	207,157	135,137	50,436	31,908

Interest income	1,179	1,199	287	329

Earnings before income taxes	208,336	136,336	50,723	32,237

Income tax expense	77,347	52,216	17,454	12,347

Net earnings	130,989	84,120	33,269	19,890

Basic net earnings per share	$1.73	1.11	0.44	0.26

Diluted net earnings per share	$1.72	1.11	0.44	0.26

Basic weighted average shares outstanding	75,877	75,877	75,877	75,877

Diluted weighted average shares outstanding	75,986	75,892	75,996	75,935

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year ended December 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$130,989	84,120
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	23,643	20,444
Loss on sale of property and equipment	652	317
Bad debt expense	6,931	5,857
Deferred income taxes	(1,520)	3,503
Tax benefit from exercise of stock options	4,248	1,973
Amortization of non-compete agreement	67	67
Changes in operating assets and liabilities:
Trade accounts receivable	(40,675)	(29,060)
Inventories	(74,449)	(15,622)
Other current assets	(5,294)	(2,839)
Accounts payable	(848)	14,341
Accrued expenses	10,816	(464)
Income taxes, net	338	1,774
Other	2,539	6,212

Net cash provided by operating activities	57,437	90,623

Cash flows from investing activities:
Purchase of property and equipment	(52,687)	(50,246)
Proceeds from sale of property and equipment	4,499	4,184
Net decrease in marketable securities	4,903	6,535
Increase in other assets	(252)	(206)

Net cash used in investing activities	(43,537)	(39,733)

Cash flows from financing activities:
Payment of dividends	(30,350)	(15,935)

Net cash used in financing activities	(30,350)	(15,935)

Effect of exchange rate changes on cash	203	499

Net (decrease) increase in cash and cash equivalents	(16,247)	35,454

Cash and cash equivalents at beginning of period	49,750	14,296

Cash and cash equivalents at end of period	$33,503	49,750

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$74,281	50,442